Exhibit 99.1

FOR IMMEDIATE RELEASE
March 20, 2024

Contact:
Media Team

Corporate Marketing and Communications
+1-630-227-5100

Editor@aarcorp.com

AAR elects Jeffrey N. Edwards to its Board of Directors

Wood Dale, Illinois — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, announced today that Jeffrey N. Edwards has been elected to AAR’s Board of Directors, effective immediately. This appointment increases AAR’s Board from 11 to 12 Director positions.

Mr. Edwards, 63, brings more than 40 years of experience in the financial services sector. As Partner and Vice Chairman of New Vernon Capital, Mr. Edwards prioritizes the firm’s clients, focusing on investment portfolios, operations, and business development.

Prior to New Vernon Capital, Mr. Edwards spent over 20 years with Merrill Lynch, serving in various leadership positions, including Chief Financial Officer.

His other current board positions include Lead Independent Director for Raymond James Financial, Inc. and Chair of the Audit, Finance, and Risk Committee for American Water Works Company, Inc., both S&P 500 companies.

“Mr. Edwards brings significant financial experience to our Board and will play an integral role in helping execute our growth strategy and deliver further value to our shareholders,” said John M. Holmes, AAR’s Chairman, President and CEO.

“Financial expertise and prudence are central to a company’s long-term success. I am impressed by AAR’s exceptional leadership team and strong financials and am committed to supporting the continued advancement of the Company’s growth strategy,” said Mr. Edwards.

For more information on AAR, visit aarcorp.com.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including advancing the Company’s growth strategy and delivering further value to shareholders. Forward-looking statements may also be identified because they contain words such as ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘likely,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘seek,’’ ‘‘should,’’ ‘‘target,’’ ‘‘will,’’ ‘‘would,’’ or similar expressions and the negatives of those terms. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. For a discussion of these and other risks and uncertainties, refer to “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.